STATE OF DELAWARE
                              CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. ss.3801 et. seq.) and sets forth the following:

o    FIRST: The name of the Trust is:

     VERACITY FUNDS

o SECOND: The name and address of the trustee or Registered Agent (meeting the requirements of subsection 3807) is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

o    THIRD: This Certificate shall be effective as of December 29, 2003.

o FOURTH: The Trust shall operate as an open-end management investment company as such companies are defined and regulated under the Investment Company act of 1940, as amended. The Trust shall be further governed by an Agreement and Declaration of Trust which shall set forth the powers, restrictions and governing procedures and policies of the Trust.


                                        By: /s/ Mathew G. Bevin
                                            ------------------------
                                            Trustee

                                        NAME: Matthew G. Bevin

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